Southwestern Energy Company
Nonemployee Director Deferred Compensation Plan

Effective as of June 1, 2019

ARTICLE 1
INTRODUCTION

Southwestern Energy Company, a Delaware corporation (including its successors, the “Company”), is establishing this Southwestern Energy Company Nonemployee Director Deferred Compensation Plan (as amended from time to time as provided below, the “Plan”) to permit directors of the Company who are not employees of the Company or its affiliates (each an “Eligible Director”) to defer the receipt of income that would otherwise be payable to them. It is intended that the Plan will assist in the attraction and retention of highly qualified directors by offering them an additional opportunity to save for the future.
ARTICLE 2
DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:
2.1    “Account”.means a notional account established for the benefit of a Participant under Section 6.1, which may include one or more sub-accounts. The Committee shall establish a separate notional sub-account for each Plan Year, which sub-account shall reflect Deferrals credited to the Plan for such Plan Year.

2.2    “Additional Restricted Stock Units” means the additional Restricted Stock Units, if any, credited to the Stock Unit Account of a Participant pursuant to Section 6.4.

2.3    “Beneficiary”.means the beneficiary or beneficiaries designated by a Participant to receive an amount, if any, payable from such Participant’s Account upon the death of the Participant. A Participant may designate a Beneficiary by notifying the Committee in writing, at any time before Participant’s death, on a form prescribed by the Committee for that purpose. A Participant may revoke any Beneficiary designation or designate a new Beneficiary at any time without the consent of a Beneficiary or any other person. If no Beneficiary is designated or no Beneficiary survives the Participant, payment shall be made to the Participant’s surviving spouse, or, if none, to the Participant’s estate.

2.4    “Board”.means the Board of Directors of the Company.

2.5    “Cash Compensation” means the cash retainer or fees, including any chairmanship, membership or meeting fees, payable by the Company to an Eligible Director for services performed as a member of the Board during any Plan Year that would be includible in the Eligible Director’s gross income for such year, determined before deductions made with respect to this Plan. Cash Compensation does not include income from stock option exercises, restricted stock awards, restricted stock units or other equity or equity-based awards granted to the Eligible Director, whether settled in cash or shares of Company stock, Deferrals under this Plan, or any other type of incentive award not settled in cash.

2.6    “Cash Compensation Account” means a separate notional sub-account of a Participant’s Account which reflects Deferrals, if any, of Cash Compensation earned by the Participant for a Plan Year.

2.7    “Code”.means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.8    “Committee”.means the Nominating and Governance Committee of the Board or another committee or subcommittee of the Board which may be comprised of one or more directors of the Company as appointed by the Board.

2.9    “Common Stock” means the common stock of the Company, par value $0.01 per share, or any other security into which such common stock shall be changed.

2.10    “Company”.is defined above.

2.11    “Deferral”.means the portion of the Cash Compensation and/or Stock Awards that a Participant defers under Article 4 with respect to a Plan Year.

2.12    “Deferral Form”.means the document or documents, voice response or electronic media prescribed by the Committee pursuant to which a Participant may make elections to defer all or a portion of the Participant’s Cash Compensation and/or Stock Awards.

2.13    “Disability”.means that a Participant is “disabled” within the meaning of Treas. Reg. Section 1.409A-3(i)(4). The effective date of a Participant’s Disability shall be the date on which he or she is determined to be disabled under the Social Security Act without regard to any retroactive period of benefit payments awarded under the Social Security Act.

2.14    “Effective Date” means June 1, 2019.

2.15    “Eligible Director”.is defined above.

2.16    “Equity Plan” means the Company’s 2013 Equity Incentive Plan, as it may be amended or restated from time to time, or, to the extent applicable, any future or successor equity compensation plan of the Company.

2.17    “Participant”.means a current or former Eligible Director who participates in the Plan in accordance with Article 3 or maintains an Account balance hereunder.

2.18    “Payment Form”.means the document or documents, voice response or electronic media prescribed by the Committee pursuant to which a Participant shall elect the time and form for distribution of his Account, as provided under Article 8.
2.19    “Plan”.is defined above.

2.20    “Plan Year”.means the period June 1 through December 31, 2019, and any subsequent calendar year.

2.21    “Restricted Stock” means “Restricted Stock” as defined in the Equity Plan and granted to an Eligible Director for serving as a member of the Board.

2.22    “Restricted Stock Unit” means “Restricted Stock Unit” as defined in the Equity Plan and granted to an Eligible Director for serving as a member of the Board, and includes any dividend equivalent rights associated with the Restricted Stock Unit.

2.23    “Separation from Service”.means a “separation from service” as a director of the Company, within the meaning of Code Section 409A.

2.24    “Stock Award” means an award of Restricted Stock or Restricted Stock Units.

2.25    “Stock Unit Account” means a separate notional sub-account of a Participant’s Account which reflects Deferrals, if any, of Stock Awards granted to the Participant for a Plan Year.

ARTICLE 3
ELIGIBILITY AND PARTICIPATION

3.1    Eligibility. Eligibility to participate in the Plan shall be limited to Eligible Directors.

3.2    Participation. An Eligible Director who properly completes a Deferral Form in accordance with Article 5 shall become a Participant in the Plan on the first date as of which a Deferral is credited to his Account. A Participant in the Plan shall continue to be a Participant so long as any amount remains credited to his Account.

3.3    Suspension of Participation. If a Participant currently making Deferrals no longer satisfies the eligibility requirements of Section 3.1 during a Plan Year, the Participant’s Deferrals prior to that time shall continue in effect in accordance with the corresponding election for such Plan Year. Such a Participant will not be allowed to make Deferrals until the Participant again satisfies such eligibility requirements.

ARTICLE 4
DEFERRALS

With respect to any Plan Year, an Eligible Director may irrevocably elect to defer, on a pre-tax basis, up to 100% (in whole percentages, shares or units, as applicable) of his Cash Compensation and/or Stock Awards.

ARTICLE 5
DEFERRAL ELECTION TIMING RULES

5.1    Deferrals.

(a)General Rule. An election to defer Cash Compensation shall be made prior to the Plan Year in which the Cash Compensation is earned. An election to defer Stock Awards shall be made prior to the Plan Year in which the Stock Awards are granted. Subject to the preceding sentences, the Committee may establish an election period and the deadline for making such election.

(b)Newly Eligible Directors. The Committee may, in its sole discretion, permit an individual who first becomes an Eligible Director during a Plan Year to make an election to defer Cash Compensation and/or Stock Awards, provided that such election must be made within 30 days after the Eligible Director first becomes an Eligible Director. Such an election is effective for Cash Compensation earned and/or Stock Awards granted, as applicable, with respect to any period starting on or after the date the Eligible Director makes his or her election.

(c)Initial Plan Year Deferrals. Each Eligible Director who is an Eligible Director as of the Effective Date may make an election to defer Cash Compensation and/or Stock Awards with respect to the Plan Year in which the Effective Date occurs, provided that such election must be made within 30 days following the Effective Date.  Such an election shall be effective for Cash Compensation earned and/or Stock Awards granted, as applicable, with respect to any period starting on or after the date the Eligible Director makes his or her election.

5.2    Deferral Forms; Irrevocability. All Deferral Forms must be timely filed, recorded or otherwise made in the manner prescribed by the Committee. An Eligible Director may change a prior election up to the date established under this Article 5. However, from and after the last date permitted for making such elections, all deferral elections pursuant to this Article 5 shall be irrevocable, except as provided in Section 8.4(a), (b) and (c).

5.3    Rolling Election. Elections shall continue from Plan Year to Plan Year unless the Participant terminates such election by written request delivered to the Company prior to the commencement of the Plan Year for which such termination is first effective. Each such election shall be effective for Cash Compensation earned, or Stock Awards granted, as applicable, in the following Plan Year.

ARTICLE 6
ACCOUNTS

6.1    Accounts. The Committee shall establish an Account for each Participant to reflect Deferrals, if any, made for the Participant’s benefit together with any adjustments for income, gain or loss and any payments from the Account. The Accounts are established solely for the purposes of tracking Deferrals and any income adjustments thereto. The Accounts shall not be used to segregate assets for payment of any amounts deferred or allocated under the Plan.

6.2    Crediting of Accounts.

(a)Deferrals of Cash Compensation shall be credited to the Participant’s Cash Compensation Account as of the date on which the Cash Compensation would otherwise have been paid.

(b)Deferrals of Stock Awards shall be credited to the Participant’s Stock Unit Account in the form of Restricted Stock Units as of the date on which the Stock Award would otherwise have been granted.

6.3    Investments for Cash Compensation Accounts.

(a)    Amounts credited to each Participant’s Cash Compensation Accounts shall be deemed invested, in accordance with the Participant’s directions, in one or more investment funds that are available under the Plan. If a Participant does not make investment elections with respect to amounts credited to his Cash Compensation Accounts, such amounts shall be deemed invested in the investment fund selected by the Committee from time to time.

(b)    A Participant shall make his investment fund selections in any manner established by the Committee, including through a website made available for such purpose. Investments must be made in whole percentages. A Participant may change his investment elections at any time, or may reallocate amounts invested among the investment funds available under the Plan.

6.4    Dividend Equivalents for Restricted Stock Units.

(a)    The Company shall credit the Stock Unit Account(s) of each Participant with a number of Additional Restricted Stock Units equal to the quotient obtained by dividing (i) any cash dividends (or the fair market value of dividends paid in property) payable on the number of shares of Common Stock represented by the number of Restricted Stock Units in such Stock Unit Account divided by (ii) the Fair Market Value (as defined in the Equity Plan) of a share of Common Stock on the dividend payment date. The dividend equivalent right associated with a Restricted Stock Unit shall remain outstanding until, and any Additional Restricted Stock Unit(s) will be delivered at the same time as, the delivery to the Participant of the share of Common Stock underlying, or cash settlement of, the corresponding Restricted Stock Unit. If a Restricted Stock Unit is forfeited, any corresponding Additional Restricted Stock Unit(s) will also be forfeited and the applicable Stock Unit Account will be debited for the Additional Restricted Stock Unit(s) forfeited.

6.5    Adjustment of Stock Unit Account. If the number of outstanding shares of Common Stock is increased or decreased or the shares of Common Stock are changed into or exchanged for a different number or kind of stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of stock, exchange of stock, stock dividend, or other distribution payable in capital stock, or other increase or decrease in such stock effected without receipt of consideration by the Company occurring after the Effective Date, the Committee shall make appropriate adjustments to the number of Restricted Stock Units credited to each Participant’s Stock Unit Account.

6.6    Expenses. Expense charges for transactions performed for each Participant’s sub-accounts and any deemed investment management fees shall be debited against each respective sub-account. In addition, the Committee may designate other Plan charges and administrative expenses that will be debited against the Participants’ Accounts.

ARTICLE 7
VESTING

7.1Cash Compensation Accounts. A Participant shall at all times have a fully vested and nonforfeitable right to any Deferrals credited to the Participant’s Cash Compensation Accounts, adjusted for deemed income, gain and loss attributable thereto.

7.2Stock Unit Accounts. Any Restricted Stock Units credited to a Participant’s Stock Unit Account (and any Additional Restricted Stock Units credited to the Participant’s Stock Unit Account pursuant to Section 6.4 above) shall be subject to the vesting terms and conditions, if any, specified in the Equity Plan and the applicable award agreement thereunder (and, for the avoidance of doubt, shall remain subject to forfeiture until vested in accordance therewith).

ARTICLE 8
DISTRIBUTION OF ACCOUNTS

8.1    Time of Distribution. Except as otherwise provided in Section 8.3 below, a Participant’s Account shall be distributed in the form provided in Section 8.2 upon the first to occur of:

(a)    The later of the seventh month following the Participant’s Separation from Service or the January immediately following the calendar year in which the Participant incurs a Separation from Service;

(b)    The month following the Participant’s death; or

(c)    The month following the Participant’s Disability.

If a Participant has filed a fixed distribution date election with respect to amounts credited to his Account, as permitted by Section 8.3 below, and one of the foregoing events occurs prior to such scheduled payment date, the provisions of this Section 8.1 shall apply to cause a distribution of such Account prior to the designated fixed distribution date.
8.2    Election as to Form. Prior to each Plan Year, a Participant who elects to make a Deferral shall elect the distribution form that shall apply to all amounts credited to the Participant’s

Account for that Plan Year. A Participant may elect to receive amounts credited to an Account for a Plan Year in the form of either a lump sum or annual installments of up to ten years. Any such election shall be made in accordance with procedures and rules established by the Committee. If a Participant does not make an election as to the distribution form for his Account, such Participant’s Account shall be paid in a single lump sum. Amounts credited to a Participant’s Cash Compensation Account(s) shall be paid in cash. Restricted Stock Units credited to a Participant’s Stock Unit Account(s) will be distributed in the form of shares of Common Stock, unless otherwise provided in the applicable award agreement evidencing such Restricted Stock Unit. No fractional shares of Common Stock shall be issued and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares of Common Stock or whether such fractional shares of Common Stock shall be rounded up or down.

8.3    Fixed Date Distributions. A Participant’s deferral election for a Plan Year may designate that an amount credited to the Participant’s Account for such Plan Year shall be paid to the Participant on a designated date or as a series of annual installment payments for a period of up to five calendar years commencing on a designated date, provided that such election shall not designate a distribution date which occurs until at least one full year has elapsed following the end of the Plan Year during which such amounts were credited under the Plan’s terms. A Participant may modify a fixed date distribution election if each of the following requirements are satisfied:

(a)    The modification shall not be effective for at least 12 months after the date on which the written election is filed with the Committee;

(b)    The modification must provide that payment will not commence for at least five years from the date the payment would otherwise have been made or commenced;

(c)    The election cannot be submitted to the Committee less than 12 months prior to the date of the first otherwise scheduled payment date;

(d)The modification may not permit acceleration of the time or schedule of any payment under the Plan, except as may be permitted pursuant to applicable Treasury Regulations; and

(e)No more than two postponements may be filed for any fixed date distribution.

8.4    Permitted Acceleration of Payment. Except as provided in this Section 8.4, neither a Participant not the Company may revoke an existing deferral election, or modify an existing payment election.

(a)    Limited Cash-Outs. In the event that, when a Participant dies, incurs a Separation from Service or otherwise becomes entitled to payment of his Account hereunder, the balance of the Account (together with any other accounts under plans required to be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2)) is less than the applicable dollar amount under Code Section 402(g)(1)(B), the Participant’s Account shall be paid out in a single lump sum during the calendar quarter beginning immediately after the triggering payment event regardless of the Participant’s payment election.

(b)    Unforeseeable Emergency. In the event of an “unforeseeable emergency” as defined in Section 8.5, a Participant’s Deferral Elections may be revoked and his Account may be distributed as provided in Section 8.5, regardless of the Participant’s deferral or payment elections.

(c)    Offsets for Debts to Company. The Committee may accelerate the payment time or schedule of a Participant’s Account hereunder as satisfaction of the Participant’s debt to the Company, provided the debt is incurred in the ordinary course of the Participant’s service as a nonemployee director of the Company, the entire amount of the reduction does not exceed $5,000 in any Plan Year and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(d)    Bona Fide Disputes. The Committee may accelerate the time or schedule of a Participant’s payment of his Account hereunder, or portion thereof, where the accelerated payment occurs as part of a settlement between the Participant and the Company of an arm’s length, bona fide dispute as to the Participant’s right to the deferred amount. Such accelerated payment must reflect at least a 25% reduction in the value of the amount that would have been payable had there been no dispute as to the Participant’s right to the payment.

8.5    Unforeseeable Emergency. If a Participant experiences an unforeseeable emergency, the Participant may cease his Deferrals and/or receive a distribution of only that portion, if any, of the Participant’s Account that the Committee determines is necessary to satisfy such emergency, including any amounts necessary to pay any income taxes reasonably anticipated to result from the distribution. A Participant requesting to cease Deferrals and/or take a distribution due to an unforeseeable emergency shall apply for the distribution in writing using a form prescribed by the Committee for that purpose and shall provide such additional information as the Committee may require. For purposes of the Plan, an “unforeseeable emergency” means a severe financial hardship resulting from:

(a)    Illness or accident of the Participant or the spouse, a Beneficiary or a dependent of the Participant;

(b)    Loss of the Participant’s property due to casualty; or

(c)    Any other similar extraordinary and unforeseeable circumstance arising from events beyond the Participant’s control that constitutes an unforeseeable emergency within the meaning assigned that term by Code Section 409A.

8.6    Taxes. Income taxes and other taxes payable with respect to an Account shall be deducted from such Account. All taxes that the Committee determines are required to be withheld from any payments made pursuant to this Article 8 shall be withheld.

ARTICLE 9
PLAN ADMINISTRATION
9.1    Plan Administration and Interpretation. The Committee shall oversee the administration of the Plan. The Committee shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Eligible Director, Participant, Beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan. Benefits under the Plan shall be paid only if the Committee decides in its discretion that the Eligible Director, Participant or Beneficiary is entitled to them. Notwithstanding any other provision of the Plan to the contrary, the Committee shall have complete discretion to interpret the Plan and to decide all matters under the Plan. Such interpretation and decision shall be final, conclusive and binding on all Eligible Directors, Participants and any person claiming under or through any Eligible Director or Participant, in the absence of clear and convincing evidence that the Committee acted arbitrarily and capriciously. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant, a Beneficiary, the Company or a trustee (if any).

9.2    Powers, Duties, Procedures. The Committee shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, and shall follow such claims and appeal procedures with respect to the Plan as the Committee may establish.

9.3    Claims Procedure.

(a)    Initial Claim Determination. Claims by a Participant or Beneficiary shall be presented in writing to the Committee. The Committee shall review the claim and determine whether the claim should be approved or denied. In the event the claim is denied (in whole or in part), the Committee shall notify the Participant or Beneficiary in writing of such denial within 90 days after receipt of the claim. The letter of denial shall set forth the following information:

(i)the specific reason or reasons for the denial;

(ii)specific reference to pertinent Plan provisions on which the denial is based;

(iii)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;

(iv)an explanation that a full and fair review by the Committee of the decision denying the claim may be requested by the claimant or his authorized representative by filing with the Committee, within 60 days after such notice has been received, a written request for such review; and

(v)an explanation that if such request is so filed, the claimant or his authorized representative may review relevant documents and submit issues and comments in writing within the same 60 day period specified in paragraph (a)(iv) above.

(b)    Extension of Time for Notice of Denial. If special circumstances require an extension of time beyond the 90-day period described in paragraph (a) above, the claimant shall be so advised in writing within the initial 90-day period. In no event shall such extension exceed an additional 90 days. If the Committee does not respond within 90 or 180 days, as applicable, the claimant may consider the appeal denied.

(c)    Appeal of the Committee’s Determination. Any claimant may submit a written request for review of the decision denying the claim if:

(i)    The claim is denied by the Committee;

(ii)    No reply at all is received after 90 days; or

(iii)    The Committee has extended the time by an additional 90 days and no reply is received.

(d)    Time of Committee Decision. The decision of the Committee shall be made promptly, and not later than 60 days after the Committee receives the request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than 120 days after receiving the request for review. The claimant shall be given a copy of the decision promptly. The decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision is based. If the Committee does not respond within 60 or 120 days, as applicable, the claimant may consider the appeal denied.

(e)    Exhaustion of Remedy. No claimant shall institute any action or proceeding in any state or federal court of law or equity, or before any administrative tribunal or arbitrator, for a claim for benefits under the Plan, until he has first exhausted the procedures set forth in this Section.

9.4    Information. To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the compensation of Participants, their service, retirement, death, termination of service, and such other pertinent facts as the Committee may require.

9.5    Indemnification of Committee. The Company agrees to indemnify and to defend to the fullest extent permitted by law any director who serves on the Committee (including any such individual who formerly served on the Committee) against all liabilities, damages, costs and expenses (including reasonable attorneys’ fees and amounts paid in settlement of any claims approved by the Company in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 10
AMENDMENT AND TERMINATION

10.1    Authority to Amend and Terminate. Subject to Section 10.2, the Board shall have the right to amend, terminate and/or liquidate the Plan at any time. The Board reserves the right to amend or modify the Plan in order to comply with Code Section 409A. If this Plan is to be terminated and liquidated, all deferred compensation plans of the same type and which are aggregated with the Plan under Treasury Regulation Section 1.409A-1(c)(2) must also be terminated and liquidated, and no deferred compensation plan of that same type that would be aggregated with the Plan may be established by the Company for three years following the termination. If the Plan is terminated and an irrevocable trust has been established (as described in Section 11.2), the trust will pay benefits as provided under the amended or terminated Plan.

10.2    Existing Rights. Except for an amendment to comply with Code Section 409A, no amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his Account prior to the later of the date such amendment or termination is adopted or effective.

ARTICLE 11
MISCELLANEOUS
11.1    Equity Plan. Restricted Stock Units awarded to, and shares of Common Stock issued to, Participants under the Plan shall be awarded and issued under and pursuant to the Equity Plan and shall be subject to the terms and conditions thereof.

11.2    No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes; provided that the Committee may authorize the creation of trusts and deposit therein cash or other property, or make other arrangements to meet the Company’s obligations under the Plan. Any such trust or other arrangements shall be consistent with the unfunded status of the Plan, unless the Committee otherwise determines with the consent of each Participant.

11.3    General Creditor Status. The Plan constitutes a mere promise by the Company to make payments in accordance with the terms of the Plan and Participants and Beneficiaries shall have the status of general unsecured creditors of the Company. Nothing in the Plan will be construed to give any director or any other person rights to any specific assets of the Company or of any other person.

11.4    Non-assignability. None of the benefits, payments, proceeds or claims of any Participant or Beneficiary shall be subject to any claim of any creditor of any Participant or Beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or Beneficiary, nor shall any Participant or Beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds that he or she may expect to receive, contingently or otherwise under the Plan.

11.5    Participants Bound. Any action with respect to the Plan taken by the Committee or a trustee (if any), or any action authorized by or taken at the direction of the Committee or a trustee (if any), shall be conclusive upon all Participants and Beneficiaries entitled to benefits under the Plan.

11.6    Satisfaction of Claims; Unclaimed Benefits. Any payment to any Participant or Beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims under the Plan against the Company, the Committee and a trustee (if any) under the Plan, and the Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect. If any Participant or Beneficiary is determined by the Committee to be incompetent by reason of physical or mental disability (including minority) to give a valid receipt and release, the Committee may cause the payment or payments becoming due to such person to be made to another person for his benefit without responsibility on the part of the Committee, the Company or a trustee (if any) to follow the application of such funds. In the case of a benefit payable on behalf of a Participant, if the Committee is unable to locate the Participant or beneficiary to whom such benefit is payable, upon the Committee’s determination thereof, such benefit shall be forfeited to the Company. Notwithstanding the foregoing, if subsequent to any such forfeiture the Participant or beneficiary to whom such benefit is payable makes a valid claim for such benefit, such forfeited benefit shall be restored to the Plan by the Company.

11.7    Governing Law and Severability. To the extent not preempted by federal law, the Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Texas. The Plan is intended to be construed so that participation in the Plan will be exempt from Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to regulations and interpretations issued from time to time by the Securities and Exchange Commission. If any provision is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be construed and enforced as if said illegal or invalid provision had never been included herein.

11.8    Section 409A Compliance. It is intended that this Plan shall be limited, construed and interpreted in accordance with Code Section 409A. It is also intended that to the extent that any payment or benefit described hereunder is subject to Code Section 409A, it shall be paid in a manner that will comply with Code Section 409A, including guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. Notwithstanding anything contained herein, neither the Company, its affiliates, the Board, nor the Committee (a) makes any representation or warranty with respect to the tax treatment of the Plan or benefits provided under the Plan, (b) will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any participant under the Code, or (c) will have any liability to any Participant or other person or entity for such tax or penalty or for any early, retroactive or additional tax or penalty under any provision of the Code.

11.9    No Contract. The adoption and maintenance of this Plan shall not be deemed to be a contract between the Company and any person or to be consideration for the employment of or service as a director by any person. Nothing herein contained shall be deemed to give any person the right to be a director of the Company or to restrict the right of the Company not to renominate or to remove any director at any time, with or without cause, nor shall this Plan be deemed to give the Company the right to require any person to remain as a director of the Company or to restrict any person’s right to resign as a director at any time.

11.10    Headings. Headings and subheading in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

11.11    Number and Gender. Any reference in this Plan to the singular includes the plural where appropriate, and any reference in this Plan to the masculine gender includes the feminine and neuter genders where appropriate.

[Signature Page Attached]

The Company has caused this Plan document to be executed by a duly authorized officer on this 21st day of May, 2019, to be effective as of June 1, 2019.
SOUTHWESTERN ENERGY COMPANY

By: /s/JOHN C. ALE

Title: Senior Vice President, General Counsel and Secretary